Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the previously filed Registration Statements of Research Solutions, Inc. on Form S-8 (File Nos. 333-169823, 333-185059 and 333-200656) of our report dated September 19, 2019, relating to the consolidated financial statements of Research Solutions, Inc. and Subsidiaries as of June 30, 2019 and 2018 and for the years then ended which appear in Research Solutions, Inc.’s Annual Report on Form 10-K for the fiscal year ended June 30, 2019 filed with the Securities and Exchange Commission on September 19, 2019.

/s/ Weinberg & Company, P.A.
September 19, 2019
Los Angeles, California